Exhibit 23.2

Tel.: +(55) 8503 4200 Fax: +(55) 8503 4299 www.bdomexico.com	Castillo Miranda y Compañía, S.C. Paseo de la Reforma 505-31 Torre Mayor Colonia Cuauhtémoc México, D.F. CP 06500

Lifetime Brands, Inc.

We hereby consent to incorporate in the 2012 Form 10-K of Lifetime Brands, our report dated February 28, 2013, related to the audit we performed on the consolidated financial statements of Grupo Vasconia, S.A.B. and subsidiaries for the year ended as of December 31, 2012.

CASTILLO MIRANDA Y COMPAÑÌA, S.C. Member of BDO International

Bernardo Soto Peñafiel, CPA
Mexico City March 14, 2013

Castillo Miranda y Compañía, S. C. (BDO Castillo Miranda) es una sociedad civil mexicana de contadores públicos y consultores de empresas, miembro de BDO International Limited, una compañía del Reino Unido limitada por garantía, y forma parte de la red internacional de firmas independientes de BDO.